Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2007, accompanying the consolidated financial statements of Resource Capital Corp. and subsidiaries include in the Annual report on Form 10K for the year ended December 31, 2006 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in this Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

July 12, 2007